                                                                                                                                                                                                                                                                                 Exhibit 99.1

Contact: Shaun A. Burke                  For ImmediateRelease
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
                                                                     A 6% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (July 14, 2006) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following highlights for its second quarter ended June 30, 2006:

Second Quarter 2006 Financial Highlights

•	Annualized return on average assets increased to 1.31%
•	Earnings per share increased 6% over prior year quarter
•	Net income increased 9% over prior year quarter
•	Net interest income increased 13% over prior year quarter
•	Net interest margin increased 24 basis points over prior year quarter to 3.69%

The Company today announces that earnings for the second quarter ended June 30, 2006 were $0.56 per share, ($1,581,000), up from the $0.53 per share ($1,449,000) the Company earned during the same quarter in the prior year. This represents a 6% increase in quarterly earnings per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches and 20 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATMs and over 1,000 ATMs nationwide.

	Quarter ended		Six Months ended
Operating Data:	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,386	6,561	16,464	12,462
Total interest expense	4,125	2,783	7,894	5,241
Provision for loan losses	225	240	450	465
Net interest income after
provision for loan losses	4,036	3,538	8,120	6,756
Noninterest income	959	841	1,781	1,725
Noninterest expense	2,544	2,066	4,911	4,246
Income before income tax	2,451	2,313	4,990	4,235
Income tax expense	870	864	1,844	1,572

Net income	$1,581	1,449	3,146	2,663
Net income per share-basic	$0.56	0.53	1.12	0.96
Net income per share-diluted	$0.54	0.50	1.08	0.91

Annualized return on average assets	1.31%	1.27%	1.31%	1.19%
Annualized return on average equity	14.19%	14.44%	14.48%	13.14%
Net interest margin	3.69%	3.45%	3.73%	3.37%

	As of	At
Financial Condition Data:	30-Jun-06	31-Dec-05
Cash and cash equivalents	$19,023	20,506
Investments	10,004	12,681
Loans,net of allowance for loan losses	448,068	435,528
6/30/2006 - $5,601; 12/31/2005 - $5,400
Other assets	19,017	12,286
Total assets	$496,112	481,001

Deposits	$316,008	320,059
FHLB advances	116,000	100,000
Subordinated debentures	15,465	15,465
Other liabilities	4,588	3,435
Total liabilities	452,061	438,909
Stockholder's equity	44,051	42,092
Total liabilities and stockholder equity	$496,112	481,001
Equity to assets ratio	8.9%	8.8%
Book value per share	$15.40	15.17
Non performing assets	$3,485	722